As filed with the Securities and Exchange Commission on June 25, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WORKDAY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2480422
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
6110 Stoneridge Mall Road
Pleasanton, California 94588
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2022 Equity Incentive Plan
Amended and Restated 2012 Employee Stock Purchase Plan
(Full Title of the Plans)

Zane Rowe
Chief Financial Officer
Workday, Inc.
6110 Stoneridge Mall Road
Pleasanton, California 94588
(Name and Address of Agent for Service)

(925) 951-9000
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
David A. Bell, Esq.
Aman D. Singh, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
(650) 988-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

On June 16, 2026, at the annual meeting of the stockholders of Workday, Inc., a Delaware corporation (the “Registrant”), the stockholders of the Registrant approved (i) the amendment and restatement of the Workday, Inc. 2022 Equity Incentive Plan (as amended and restated, the “A&R EIP”) to increase the available share reserve by 20,000,000 shares of the Registrant’s Class A common stock, par value $0.001 per share (the “Class A common stock”), and (ii) the amendment and restatement of the Workday, Inc. 2012 Employee Stock Purchase Plan (as amended and restated, the “A&R ESPP”) to increase the available share reserve by 7,000,000 shares of Class A common stock.

Pursuant to General Instruction E of Form S-8, the Registrant is filing this registration statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register (i) 20,000,000 additional shares of Class A common stock available for issuance under the A&R EIP and (ii) 7,000,000 additional shares of Class A common stock available for issuance under the A&R ESPP.

In accordance with General Instruction E of Form S-8, and only with respect to Class A common stock issuable under the A&R EIP and A&R ESPP, this Registration Statement hereby incorporates by reference the contents of the Registrant’s prior registration statements on Form S-8 filed with the Commission on October 12, 2012 (File No. 333-184395), March 31, 2014 (File No. 333-194934), March 25, 2015 (File No. 333-203004), March 22, 2016 (File No. 333-210330), March 20, 2017 (File No. 333-216834) and June 22, 2022 (File No. 333-265766) except to the extent supplemented, amended or superseded by the information set forth herein. In accordance with the instructional note of Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026 filed with the Commission on March 6, 2026 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(b)all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and
(c)the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35680) filed with the Commission on September 19, 2017, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020.

All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Unless expressly incorporated into this Registration Statement, a report or a portion of a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation (as amended, the “restated certificate of incorporation”) contains provisions that eliminate the personal liability of its directors and officers for monetary damages for any breach of fiduciary duties as a director or officer, respectively, except liability for the following:

•any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•for a director, under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases);
•any transaction from which the director or officer derived an improper personal benefit; or
•for an officer, in any action by or in the right of the Registrant.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that:

•the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
•the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;
•the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and
•the rights conferred in the amended and restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
4.1	Restated Certificate of Incorporation of the Registrant, as amended	10-Q	001-35680	3.1	August 28, 2024
4.2	Amended and Restated Bylaws of the Registrant	8-K	001-35680	3.1	January 27, 2023
4.3	Form of Registrant’s Class A common stock certificate	S-1/A	333-183640	4.1	October 1, 2012
4.4	Amended and Restated 2022 Equity Incentive Plan					X
4.5	Amended and Restated 2022 Equity Incentive Plan forms of Award Agreements	10-K	001-35680	10.5	March 11, 2025
4.6	Amended and Restated 2012 Employee Stock Purchase Plan					X
4.7	Amended and Restated 2012 Employee Stock Purchase Plan forms of Award Agreements, as amended	10-K	001-35680	10.7	March 11, 2025
5.1	Opinion and Consent of Fenwick & West LLP					X
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X
23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1)					X
24.1	Power of Attorney (included on the signature page of this Registration Statement)					X
107.1	Filing Fee Table					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on this 25th day of June, 2026.

Workday, Inc.

By:	/s/ Zane Rowe
Zane Rowe
Chief Financial Officer
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Workday, Inc., a Delaware corporation, do hereby constitute and appoint Zane Rowe, Chief Financial Officer, and Richard H. Sauer, Chief Legal Officer, Head of Corporate Affairs and Corporate Secretary, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aneel Bhusri	Chief Executive Officer and Director	June 25, 2026
Aneel Bhusri	(Principal Executive Officer)

/s/ Zane Rowe	Chief Financial Officer	June 25, 2026
Zane Rowe	(Principal Financial Officer)

/s/ Mark Garfield	Chief Accounting Officer	June 25, 2026
Mark Garfield	(Principal Accounting Officer)

/s/ Thomas F. Bogan	Director	June 25, 2026
Thomas F. Bogan

/s/ Elizabeth Centoni	Director	June 25, 2026
Elizabeth Centoni

/s/ Lynne M. Doughtie	Director	June 25, 2026
Lynne M. Doughtie

/s/ Wayne A.I. Frederick, M.D.	Director	June 25, 2026
Wayne A.I. Frederick, M.D.

/s/ Mark J. Hawkins	Director	June 25, 2026
Mark J. Hawkins

/s/ Michael M. McNamara	Director	June 25, 2026
Michael M. McNamara

/s/ Rhonda J. Morris	Director	June 25, 2026
Rhonda J. Morris

/s/ Michael L. Speiser	Director	June 25, 2026
Michael L. Speiser

/s/ George J. Still, Jr.	Director	June 25, 2026
George J. Still, Jr.

/s/ Jerry Yang	Director	June 25, 2026
Jerry Yang